Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Carey Hendrickson, Chief Financial Officer 972-770-5600, chendrickson@capitalsenior.com

CAPITAL SENIOR LIVING REDUCES LEASE LIABILITY AND IMPROVES CASH POSITION WITH

AGREEMENTS FOR EARLY TERMINATIONS OF HEALTHPEAK MASTER LEASES

COMBINED AGREEMENTS EXPECTED TO IMPROVE CASH POSITION APPROXIMATELY $6.0 MILLION AND REDUCE LEASE LIABILITY BY APPROXIMATELY $33.0 MILLION

DALLAS, February 11, 2020… Capital Senior Living (NYSE:CSU), one of the nation’s largest operators of senior living communities, announced today the Company has executed a binding agreement for early termination of its Healthpeak master lease scheduled to mature in April 2026. Effective February 1, the master lease, covering six communities (the “2026 Communities”), will convert to a RIDEA structure while Healthpeak markets those properties for sale. In November 2019, the Company announced that it had reached an agreement with Healthpeak for the early termination of nine communities in its master lease scheduled to mature in October 2020 (the “2020 Communities”).

Kimberly S. Lody, Capital Senior Living’s President and Chief Executive Officer, said, “This mutually beneficial agreement between Capital Senior Living and Healthpeak accelerates the strategic priorities of both companies. The early termination of both of our master leases with Healthpeak immediately reduces our lease exposure and improves our consolidated cash flow and liquidity. We appreciate the partnership we have had with Healthpeak, and look forward to smooth and efficient sales of these communities.”

Highlights of the Agreement

•	Effective February 1, the Company’s master lease agreement related to the 2026 Communities will be terminated and converted to an interim management agreement under a RIDEA structure.

•	Healthpeak will immediately market the 2026 Communities for sale. The management agreements will terminate as each community is sold.

•	Capital Senior Living agrees to release approximately $1.9 million of security deposits held by Healthpeak.

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When the 2020 Communities and 2026 Communities are fully transitioned, the Company expects its cash position to improve by approximately $6.0 million annually, and its lease liabilities will be reduced by approximately $33.0 million.

•	Upon completion of the sales of the 2020 and 2026 communities, Capital Senior Living will have no ongoing obligations with Healthpeak.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to generate sufficient cash flow to satisfy its debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 125 communities are home to more than 11,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living affords seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the company on Facebook.

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